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                                                                      Exhibit 99

                            ALLIANT TECHSYSTEMS INC.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                February 5, 1999

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       Name (Age)                                     Position
       ----------                                     --------
Paul David Miller (57)                 Director, Chairman of the Board and Chief Executive Officer

Peter A. Bukowick (55)                 Director, President and Chief Operating Officer

Gilbert F. Decker (61)                 Director

Thomas L. Gossage (64)                 Director

Joel M. Greenblatt (41)                Director

Jonathan G. Guss (39)                  Director

David E. Jeremiah (64)                 Director

Gaynor N. Kelley (67)                  Director

Joseph F. Mazzella (46)                Director

Daniel L. Nir (38)                     Director

Michael T. Smith (55)                  Director

Charles H. Gauck (60)                  Vice President and Secretary

Robert E. Gustafson (50)               Vice President - Human Resources

Richard N. Jowett (53)                 Vice President - Investor Relations and Public Affairs and Assistant Treasurer

John L. Lotzer (42)                    Vice President - Tax and Investments

William R. Martin (57)                 Vice President - Washington, D.C. Operations

Mark L. Mele (42)                      Vice President - Strategic Planning

Scott S. Meyers (45)                   Vice President, Treasurer and Chief Financial Officer

Paula J. Patineau (45)                 Vice President and Controller

Paul A. Ross (61)                      Senior Group Vice President - Space and Strategic Systems

Don L. Sticinski (47)                  Group Vice President - Defense Systems

Nicholas G. Vlahakis (50)              Group Vice President - Conventional Munitions

Daryl L. Zimmer (55)                   Vice President and General Counsel
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